Exhibit 34.6

Report of Independent Registered Public Accounting Firm

To the Board of Directors of TIAA, FSB

We have examined management’s assertion, included in the accompanying Assessment of Compliance with Applicable Servicing Criteria that TIAA, FSB (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the single family residential loans serviced on the Company’s MSP system (the “Platform”), as of December 31, 2017 and for the year then ended, excluding criteria 1122(d)(1)(iii), 1122(d)(3)(i)(C) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform.

As described in management’s assertion, for servicing criteria 1122(d)(2)(i) and 1122(d)(4)(xi), the Company has engaged one or more vendors to perform certain activities required by this servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to these vendors. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use C&DI 200.06.

TIAA, FSB’s management is responsible for its assertion and for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the applicable servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

PricewaterhouseCoopers LLP, 214 N Tryon Street, Suite 4200, Charlotte, NC 28202

T: (704) 345 7500, F: (704) 344 4100, www.pwc.com/us

In our opinion, management’s assertion that TIAA, FSB complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2017 for the Platform is fairly stated, in all material respects.

Charlotte, NC

February 26, 2018

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